Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors

C&W Acquisition Corp.:

We consent to the use of our report dated March 11, 2021, with respect to the balance sheet of C&W Acquisition Corp. as of February 25, 2021, the related statements of operations, changes in shareholder’s equity, and cash flows for the period from February 18, 2021 (inception) through February 25, 2021, and the related notes (collectively, the financial statements) included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 11, 2021 contains an explanatory paragraph that states that the Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters, which includes the Company’s completion of the proposed initial public offering, are described in Notes 1 and 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chicago, Illinois

August 20, 2021